Exhibit 99.1

October 4, 2021

Brain Scientific and Piezo Motion

Complete Merger and Announce Hassan Kotob as CEO of the Combined Company

The company also announced the closing of a $5 million financing round from U.S. institutions. Both parties to combine their proprietary technology and introduce innovative products.

NEW YORK, Oct. 04, 2021 (GLOBE NEWSWIRE) -- via InvestorWire - Neurology-focused medical device and software company Brain Scientific Inc. (OTCQB: BRSF) and Piezo Motion Corp., a leading innovator of high-precision motion technology, have closed their previously announced merger agreement.

Upon the closing of the merger on Oct. 1, 2021, Hassan Kotob became the Chairman and CEO of the combined company. Prior to Piezo Motion Corp., Kotob founded North Plains Systems Corp., where he also served as Chairman and CEO and later led a successful exit of the company to private equity. Prior to North Plains, Kotob was President and CEO of Medasys, Inc., which under his leadership, grew from a small privately held developer of medical imaging software to a publicly traded global organization.

“We are very excited about this transformative transaction. The trends in teleneurology and personalized health data, which we believe Brain Scientific’s products are ideal for, continue to fuel growth in the EEG market. We further believe that the growing needs in robotic surgery and wearable drug dispensers will drive demand for Piezo Motion’s solutions. With this merger we hope to unlock many new opportunities to meet the evolving needs of patients.” – Hassan Kotob, Chairman and CEO of Piezo Motion.

Kotob further added – “From the capital market standpoint, we expect the merger between our companies will unlock the potential to gain access to major institutional capital and serve as an ideal platform for the company’s transition to NASDAQ or NYSE.”

The merger brought together two teams of leading executives, scientists, and engineers to solve specific challenges using machine learning in the physical and social science markets. This is expected to result in the expansion of the combined company’s overall market reach and its ability to introduce new disruptive products.

“We’re happy to have closed this process and are looking forward to working with the Piezo team. We believe our combined solutions will be excellent examples of technology that will move the industry forward and drive our expansion. Together, we expect to develop a new generation of MedTech products focused on neurology and brain monitoring that will improve the lives of millions of patients.” – Founder of Brain Scientific, Dr. Boris Goldstein added.

Brain Scientific acquired 100% of Piezo Motion’s outstanding shares. Piezo Motion’s shareholders received as consideration a number of shares of Brain Scientific’s common stock that equaled 100% of Brain Scientific’s common stock on an as-converted, fully diluted basis immediately prior to the closing. Together, they raised the previously agreed upon capital of $5 million, inclusive of bridge financing since the signing of the merger agreement.

About Brain Scientific

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions remotely and bridge the widening gap in access to neurological care. To learn more about our corporate strategy, devices, or for investor relations, please visit: www.brainscientific.com.

About Piezo Motion

Piezo Motion is a leader in precision motor technology with a multimillion-dollar investment in research and development of affordable motors to meet, and exceed, the needs of today’s global markets. The company is committed to the development of innovative piezoelectric polymer actuators and electrode components that enhance their functionality in a multitude of applications. It works with startups, OEMs, research institutions, and industrial companies from around the world empowering the visionaries behind their products. Visit piezomotion.com for more information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of EEG products and services and piezo motor technology, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the successful integration of Piezo Motion with and into Brain Scientific and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the failure to implement the Company’s business plans or strategies, including as a result of the closing of the merger with Piezo Motion. Some of these and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

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Source: Brain Scientific Inc.